Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS

We consent to the use and the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 30, 2008 relating to the consolidated financial statements of Bioscrypt Inc. (which report expresses an unqualified opinion and includes a separate report titled Comments by Independent Registered Chartered Accountants on Canada-United States of America Reporting Differences), appearing in the Current Report on Form 8-K/A Amendment No. 1 of L-1 Identity Solutions, Inc. dated May 9, 2008.

/s/  Deloitte & Touche LLP

Deloitte & Touche LLP

Independent Registered Chartered Accountants

Licensed Public Accountants

Toronto, Canada

May 28, 2008